Exhibit 99.2

Perma-Fix Reports 17.5% Increase in Sales for the Second Quarter of 2012

ATLANTA – August 8, 2012 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter and six months ended June 30, 2012.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We reported another quarter of year-over-year revenue growth, due to our acquisition of Safety and Ecology Holdings Corporation and its subsidiaries (“SEC”).  As we continue with the integration of our two organizations, we implemented staff reductions at the end of June as we look to “right-size” the organization.  We expect to realize the benefit of these cost-saving measures in the second half of the year.  In both our Treatment Segment and Services Segment, we continue to feel the effects of delayed government spending; however, our strong balance sheet at the end of 2011 helped us to weather the current market, while investing considerable resources in expanding our bidding organization.  As a result, we remain excited about the opportunities provided by the acquisition of SEC, evidenced by the fact our sales pipeline is stronger than at any point in the Company’s history.”

Financial Results

Revenue for the second quarter of 2012 increased 17.5% to $34.0 million versus $28.9 million for the same period last year. Revenue for the Treatment Segment declined to $10.0 million from $17.6 million for the same period in 2011. Revenue from the Services Segment increased to $24.0 million from $11.3 million for the same period in 2011. Revenue generated from the SEC acquisition totaled $17.3 million offset by a decrease in revenue from the DOE Hanford Site of approximately $4.6 million.  Gross profit for the second quarter of 2012 decreased to $3.8 million versus $8.0 million for the second quarter of 2011.  Gross margin decreased to 11.1% from 27.8% for the same period last year due to lower revenue in the Treatment Segment and the impact of $626,000 on gross profit related to the fair market value accounting from the SEC acquisition on the Services Segment. Operating loss for the second quarter of 2012 was $(1.4) million versus an income of $4.2 million for the second quarter of 2011.  Net loss attributable to common stockholders for the second quarter of 2012 was $(1.3) million, or $(0.02) per share, versus net income of $2.5 million or $0.05 per share, for the same period in 2011.  The Company generated Adjusted EBITDA of $491,000 from continuing operations during the quarter ended June 30, 2012, as compared to Adjusted EBITDA of approximately $5.4 million for the same period of 2011. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to (loss) income from continuing operations for the three and six months ended June 30, 2012 and 2011.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2012	2011	2012	2011
Net (loss) income from continuing operations	$(1,129)	$2,552	$(1,985)	$2,019

Adjustments:
Depreciation & amortization	1,835	1,176	3,443	2,332
Interest income	(7)	(13)	(21)	(26)
Interest expense	199	183	420	359
Interest expense - financing fees	26	54	60	156
Income tax (benefit) expense	(474)	1,445	(959)	1,105

EBITDA	450	5,397	958	5,945

Fair value of percentage of completion contracts resulting from acquisition	41	—	536	—

Adjusted EBITDA	$491	$5,397	$1,494	$5,945

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Six Months Ended
	June 30, 2012		June 30, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$10,037	$23,941	$22,879	$49,172
Gross profit	1,088	2,686	3,809	4,266
Segment profit	72	869	1,164	925

	Three Months Ended		Six Months Ended
	June 30. 2011		June 30, 2011
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$17,631	$11,282	$29,966	$22,562
Gross profit	5,972	2,077	6,932	4,147
Segment profit	3,261	1,177	3,379	2,305

Conference Call

Perma-Fix will host a conference call at 12:00 noon ET on Wednesday August 8, 2012.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or (201) 689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight on Wednesday, August 15, 2012, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 398611.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: we expect to realize the benefit of these cost-saving measures in the second half of the year.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; our ability to obtain new contracts on favorable terms; our ability to perform under contracts that we have and/or will be receiving; material contracts with the federal government, or subcontracts relating to federal sites, are terminated or renegotiated by the federal government; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2011 Form 10-K.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2012	2011	2012	2011

Net revenues	$33,978	$28,913	$72,051	$52,528
Cost of goods sold	30,204	20,864	63,976	41,449
Gross profit	3,774	8,049	8,075	11,079

Selling, general and administrative expenses	4,589	3,436	9,627	6,808
Research and development	574	395	937	661
Gain on disposal of property and equipment	(3)	—	(3)	—
(Loss) income from operations	(1,386)	4,218	(2,486)	3,610

Other income (expense):
Interest income	7	13	21	26
Interest expense	(199)	(183)	(420)	(359)
Interest expense-financing fees	(26)	(54)	(60)	(156)
Other	1	3	1	3
(Loss) income from continuing operations before taxes	(1,603)	3,997	(2,944)	3,124
Income tax (benefit) expense	(474)	1,445	(959)	1,105
(Loss) income from continuing operations, net of taxes	(1,129)	2,552	(1,985)	2,019

(Loss) income from discontinued operations, net of taxes	(60)	(32)	(198)	180
Net (loss) income	(1,189)	2,520	(2,183)	2,199

Less: net income attributable to noncontrolling interest	102	—	158	—

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,291)	$2,520	$(2,341)	$2,199

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:
Continuing operations	$(.02)	$.05	$(.04)	$.04
Discontinued operations	$—	$—	$—	$—
Net (loss) income per common share	$(.02)	$.05	$(.04)	$.04

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations	$(.02)	$.05	$(.04)	$.04
Discontinued operations	$—	$—	$—	$—
Net (loss) income per common share	$(.02)	$.05	$(.04)	$.04

Number of common shares used in computing net (loss) income per share:
Basic	56,094	55,136	56,078	55,118
Diluted	56,094	55,136	56,078	55,123

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2012	2011

ASSETS
Current assets:
Cash	$1,260	$12,055
Restricted cash	35	1,535
Accounts receivable, net of allowance for doubtful accounts of $275 and $228	17,404	19,106
Unbilled receivables	13,308	9,871
Other current assets	4,419	6,089
Deferred tax assets - current	3,300	2,426
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $41 and $48	767	693
Total current assets	40,493	51,775

Net property and equipment	37,788	39,835
Property and equipment of discontinued operations, net of accumulated depreciation of $62 for each period presented	1,614	1,650
Deferred tax asset, net of liabilities	1,295	1,295
Intangibles and other assets	71,011	69,548
Total assets	$152,201	$164,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	29,495	38,029
Current liabilities related to discontinued operations	2,040	2,197
Total current liabilities	31,535	40,226

Long-term liabilities	26,226	27,554
Long-term liabilities related to discontinued operations	1,873	1,775
Total liabilities	59,634	69,555
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 56,133,185 and 56,068,248 shares issued, respectively; 56,094,975 and 56,030,038outstanding, respectively	56	56
Additional paid-in capital	102,611	102,411
Accumulated deficit	(11,846)	(9,505)
Accumulated other comprehensive income	(1)	(3)
Less Common Stock in treasury at cost: 38,210 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	90,732	92,871
Noncontrolling interest	550	392
Total stockholders' equity	91,282	93,263

Total liabilities and stockholders' equity	$152,201	$164,103